Exhibit 99.1

Live Ventures Announces First Quarter Fiscal 2021 Financial Results

Company reports record quarterly revenue of $62.5 million

LAS VEGAS, February 16, 2021 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its first fiscal quarter ended December 31, 2020. The company reported record revenues of $62.5 million, and basic EPS of $3.45, which represents an increase of 49% and 1,050%, respectively, over the same quarter last year. The company also reported net income attributable to Live Ventures’ stockholders of $5.4 million1, and operating income of $7.3 million, representing an increase of 889% and 109%, respectively, over the same period last year. During the quarter, the company repurchased 33,926 shares of its common stock at an average price of $10.97 per share.

At December 31, 2020, the company reported total assets of $190.6 million, total liabilities of $142.0 million and total cash and availability under its various lines of credit $40.2 million. Stockholders’ equity stood at $48.6 million, or $31.24 per basic common share2.

“I am very pleased with our start to fiscal 2021, with meaningful, and significant improvements in quarterly financial results” said Jon Isaac, Live Ventures’ President and CEO.

Highlights of fiscal 2021, compared to the same period last year include:

•	Revenues of $62.5 million; up 49%;
•	Gross profit of $22.3 million; up 34%;
•	Operating income of $7.3 million, up 109%;
•	Earnings per basic share of $3.45; up 1,050%;
•	Repurchase of 33,926 shares of common stock at an average price of $10.97 per share; and
•	Net cash provided by operating activities of $7.7 million.

[1]	Net income includes one-time gains of $0.7 million related to the settlement of historical payables in the company’s legacy businesses and a lease liability at ApplianceSmart.
[2]	For a reconciliation of stockholders’ equity per basic common share, see the Non-GAAP Measure Reconciliation at the end of this press release.

Non-GAAP Financial Information

Live Ventures believes that stockholders’ equity per basic common share provides an additional tool for investors to use in evaluating the company’s operating results and trends, and therefore we are providing in this press release stockholders’ equity per basic common share, which is not a measure of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, stockholders’ equity per basic common share should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. This measure should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share data, and other financial data prepared in accordance with GAAP.

The Company defines stockholders’ equity per basic common shares as total stockholders’ equity divided by basic weighted average common shares outstanding for the period. A reconciliation of the Company’s net income per basic common share per GAAP to stockholders’ equity per common share is included in the Non-GAAP Measure Reconciliation provided at the end of this press release.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Precision Marshall, the company manufactures and sells steel in four product categories: Deluxe Alloy Plate, Deluxe Tool Steel Plate, Precision Ground Flat Stock, and Drill Rod. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer’s doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®. All Live Ventures companies are rooted in their local communities where they contribute to the local economy and serve as responsible corporate neighbors.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source:  Live Ventures Incorporated

LIVE VENTURES INCORPORATED

UNAUDITED NON-GAAP MEASURE RECONCILIATION

(dollars in thousands, except per share)

For the Quarter Ended December 31, 2020
Net income applicable to Live stockholders	$5,413
Basic weighted average common shares outstanding	1,568,213
Basic earnings per share	$3.45

As of December 31, 2020
Net income applicable to Live Ventures’ stockholders	$5,413
Common Stock	2
Paid in capital	64,489
Treasury stock common	(4,481)
Treasury stock Series E	(7)
Accumulated deficit as of September 30, 2020	(16,429)
Total stockholders’ equity attributable to Live Ventures’ stockholders	$48,987
Weighted average common shares outstanding	1,568,213
Stockholders’ equity per basic common share	$31.24